Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS THIRD QUARTER NET INCOME UP 104% ON 33% SALES INCREASE

HOUSTON, TX — June 4, 2007 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the third quarter and nine months ended April 30, 2007.

Third Quarter 2007 Highlights — versus Third Quarter of 2006

•                Net sales increased 33% to $28.0 million.

•                Net income increased 104% to $3.8 million or $0.34 per diluted share.

Nine-Month 2007 Highlights — versus First Nine Months of 2006

•                Net sales increased 27% to $64.7 million.

•                Net income increased 109% to $6.8 million or $0.62 per diluted share.

Net earnings per diluted share in the quarter and nine-month period were calculated on 18% more shares outstanding than the comparable periods of 2006 due to the issuance of 1.7 million shares in July of 2006 through a public offering.

As announced separately this morning, Neal Butler, President and COO, has been promoted to Chief Executive Officer, effective immediately.  Commenting on the quarter, Mr. Butler stated, “We are extremely pleased with the results for the third quarter, which were driven by strength throughout each of our key segments.  Sales of penta, an industrial wood preservative used to treat utility poles, increased 21% to $7.9 million, due to greater demand from utilities for treated poles.  Sales of creosote, an industrial wood preservative used mainly for treating railroad crossties, grew 26% to $11.3 million.  This growth was achieved as a result of improved pricing implemented to offset our increased costs to purchase creosote supplies.  These results were realized despite lower volume stemming from adverse weather conditions and a delay in spring maintenance by major railroads.”

“Our Animal Health segment’s sales rose 96% to $7.6 million in the third quarter, primarily due to the successful launch of our new AVENGER® insecticide cattle ear tag.  Animal Health generated 27% of KMG’s revenues in the quarter, up from 18% in the comparable period.  Additionally, margins were up substantially in this segment versus the comparable quarter because we no longer sell these products under the transitional distribution agreement that was in place immediately after our acquisition of that business in February 2006.  We expect this segment to continue to generate strong sales and margins, and be an increasingly significant contributor.”

KMG Third Quarter 2007 News Release

Commenting on the Company’s Balance Sheet, John V. Sobchak, CFO, stated, “At the close of the third quarter, the Company had cash of $7.7 million and working capital of $26.4 million.  Sales in our Animal Health and Agricultural Chemicals segments are heavily weighted towards the second half of our fiscal year.  As a result, inventories increased from $10.0 million at the end of fiscal 2006 to $17.0 million at the end of this fiscal year’s second quarter, in advance of the selling season for these segments.  Going into the fourth quarter, inventories have decreased to $15.7 million, while receivables have increased with the extended payment terms that are standard practice in these segments. Receivables were $16.6 million on April 30, 2007, up from $10.0 million at the end of the previous quarter. During the fourth quarter, inventories should continue to decrease, along with receivables, as we receive payments for these seasonal sales.  Accordingly, we should see a significant increase in our cash balance at July 31, 2007 as compared to April 30, 2007.”

Mr. Butler concluded, “We are certainly pleased with the results achieved in the fiscal year-to-date, during which net income grew at a much faster pace than sales.  Our penta and creosote segments continue to perform well, and we believe wood treating demand will continue to be strong for the balance of fiscal 2007.  However, replacement rates for creosote treated rail ties are at the upper end of their normal range and we continue to anticipate some softening in demand for creosote in the future.  Our Animal Health segment has well surpassed our original expectations.  We anticipate this segment’s sales to exceed $15.0 million for the year, up from $8.7 million last year.  With regard to external growth, we continue to actively pursue and evaluate potential acquisitions, seeking those that would: (1) be meaningful contributors to our earnings, (2) enable us to capture a significant position in attractive markets, and (3) meet defined financial criteria.  Additionally, we are pursuing unique alliance opportunities in targeted market segments that meet these same objectives. We remain optimistic about KMG’s prospects for continued internal and external growth.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  KMG’s operations are focused on wood treatment chemicals, animal health products and agricultural chemicals.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

LMortman@equityny.com

www.theequitygroup.com

KMG Third Quarter 2007 News Release

KMG Chemicals, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2007	2006	2007	2006

NET SALES	$28,036	$21,016	$64,744	$50,934

COST OF SALES	17,723	14,142	41,592	33,476

Gross Profit	10,313	6,874	23,152	17,458

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,176	3,640	12,062	11,619

Operating income	6,137	3,234	11,090	5,839

OTHER INCOME (EXPENSE):
Interest & dividend income	106	36	399	223
Interest expense	(235)	(257)	(715)	(781)
Other	(7)	(10)	(22)	(22)

Total other income (expense)	(136)	(231)	(338)	(580)

INCOME BEFORE INCOME TAXES	6,001	3,003	10,752	5,259

Provision for income taxes	(2,227)	(1,149)	(3,945)	(1,998)

NET INCOME	$3,774	$1,854	$6,807	$3,261

EARNINGS PER SHARE:
Basic	$0.36	$0.21	$0.65	$0.37
Diluted	$0.34	$0.20	$0.62	$0.35

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,555	8,816	10,541	8,799
Diluted	11,079	9,367	11,022	9,327

SUPPLEMENTAL DATA:
Depreciation and amortization expense	$962	$1001	$2,863	$2,764

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	April 30,	July 31,
	2007	2006
Cash and cash equivalents	$7,727	$11,168
Net working capital	26,363	19,623
Total assets	80,586	72,702
Long-term debt, net of current portion	12,685	13,981
Shareholders’ equity	53,292	46,918

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